Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BENEFICIENT

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.001 per share	457	(c)	12,801,401	$2.25	$28,739,145.20	0.00014760	$4,241.90	—	—	—	—
Fees Previously Paid	—	—	—		—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—	—	—	—	—	—	—
Total Offering Amounts							$28,739,145.20		$4,241.90
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$4,241.90

(1)	Represents 12,801,401 shares of Class A common stock, par value $0.001 per share (the “Class A common stock”), of Beneficient (the “Company”) registered for resale by the selling holders named in this registration statement, consisting of (i) 9,985,600 shares of Class A common stock that may elect to issue and sell pursuant to the SEPA (as defined in the Prospectus), (ii) 1,325,382 shares of Class A common stock that may be issued upon conversion of the convertible debentures pursuant to the Purchase Agreement (as defined in the Prospectus) in an aggregate principal amount of $4.0 million, (iii) 1,325,382 shares of Class A common stock that may be issued upon exercise of the Warrants (as defined in the Prospectus) to purchase 1,325,382 shares of Class A common stock at an exercise price of $2.63, (iv) 125,000 shares of Class A common stock issuable upon of conversion of the Series B-2 preferred stock, par value $0.001 per share, pursuant to the Mendoza Subscription Agreement (as defined in the Prospectus), (v) 14,286 shares of Class A common stock issuable upon of conversion of the Series B-3 preferred stock, par value $0.001 per share, pursuant to the Interest Solutions Subscription Agreement (as defined in the Prospectus), and (vi) 25,751 shares of Class A common stock issuable upon of conversion of the Series B-4 preferred stock, par value $0.001 per share, pursuant to the Convergency Subscription Agreement (as defined in the Prospectus). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($2.35) and low ($2.14) prices of the shares of Class A common stock on The Nasdaq Capital Market on August 16, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).